Exhibit 99.1

News Release
Contact: Media: Robert E. "Chip" Coffee, Jr., President and Chief Executive Officer 843 388-8433
                             Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website:  www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares, Inc. Breaks $500 Million Threshold

Mt. Pleasant, SC, January 28, 2008 – Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announced today results for the fiscal year ended December 31, 2007.  President and Chief Executive Officer, Robert E. “Chip” Coffee, Jr. reported that “despite an overall slowing in the economy and financial markets, Tidelands continues to focus on the core strength of the bank and demonstrate consistent loan and deposit growth, especially through the expansion of our branch network.”

As scheduled, Tidelands Bank celebrated the opening of four new branches this year. The first opening took place in Summerville in April. In mid May, Tidelands Bank opened a new branch in the Park West area of Mount Pleasant. Our third grand opening for 2007 was in Myrtle Beach at our Professional Drive location in July. Later that month, we celebrated our fourth and final branch opening for the year in West Ashley, a suburb of Charleston. All branches are located in areas with strong business development potential from which we intend to attract new customers through community involvement and building relationships with our new neighbors. Looking forward into 2008, the bank plans to open two full service branch facilities in Bluffton and Murrells Inlet.

Coffee noted that during the year ended December 31, 2007 assets grew by $175.7 million, loans increased by $118.1 million, and deposits expanded by $129.0 million. These increases represent annual growth rates of 52.2%, 43.2%, and 49.8%, respectively. Return on average assets was 0.10% for the year ended December 31, 2007, compared to 0.52% for the same period in 2006. Return on average shareholders’ equity was 0.98% for the year ended December 31, 2007, compared to 5.38% for the same period in 2006.

Net interest income for the year ended December 31, 2007 increased $2.6 million or 25.9%, over the period ended December 31, 2006, the result of continued strong growth on the balance sheet. Net interest margin was 3.07% for the year ended December 31, 2007, compared to 3.63% for the same period in 2006. Contributing to this decline are several factors which include our positioning the balance sheet to include 43.4% of fixed rate loans, increasing the amount of fixed rate investments, and funding the growth of our balance sheet with a significant percentage of wholesale funds that have a negative impact on our overall cost of funding. Meanwhile, our non-interest expenses increased $5.0 million, primarily as a result of branch and personnel additions undertaken during 2007.

Throughout the year, earnings were impacted by an increase in occupancy expense related to the opening of our new branch facilities, the addition of 27 new employees, insurance fees and assessments related to deposit growth and ongoing compliance with Sarbanes-Oxley.  Our net income for the year ended December 31, 2007 totaled $413,304 which included net income of $238,338 for the fourth quarter. In comparison, net income for the years ended December 31, 2006 and 2005 totaled $1,488,806 and $39,520, respectively.  On a per share basis, our December 31, 2007 earnings amounted to $0.10 on both a basic and diluted basis, compared to basic earnings of $0.45, or $0.44 per share on a diluted basis, for the year ended December 31, 2006.

At December 31, 2007, our allowance for loan losses amounted to 1.06% of total loans. At December 31, 2007, nonperforming assets, past due and restructured loans to gross loans were 0.58% with year-to-date net charge-offs to average loans of 0.10%. Our bank does not engage in sub-prime financing, or own collateralized debt obligations. Our bank continues to focus on providing credit and deposit products for proven customer relationships. Through December 31, 2007 the bank has provided additions to the loan loss reserve totaling $1,025,000. Our analysis of SFAS No. 5, Accounting for Contingencies, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan indicates that the level of the allowance for loan losses is appropriate to cover estimated credit losses on individually evaluated loans as well as estimated credit losses inherent in the remainder of the portfolio.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

                Our summary consolidated financial data as of and for the year ended December 31, 2007 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Statements of Income

	2007	2006	2005
	(Unaudited)	(Audited)	(Audited)
Interest income:
Loans, including fees	$27,805,332	$20,130,292	$8,382,809
Securities available for sale, taxable	2,462,876	1,306,995	632,235
Securities available for sale, non-taxable	439,719	6,832	-
Federal funds sold	701,701	323,084	215,329
Interest-bearing balances	16,211	2,648	1,056

Total	31,425,839	21,769,851	9,231,429

Interest expense:
Time deposits $100,000 and over	562,024	486,814	560,032
Other deposits	16,012,340	9,959,450	3,197,515
Other borrowings	2,355,884	1,401,680	293,481

Total	18,930,248	11,847,944	4,051,028

Net interest income	12,495,591	9,921,907	5,180,401

Provision for loan losses	1,025,000	1,222,000	1,545,000

Net interest income after
provision for loan losses	11,470,591	8,699,907	3,635,401

Noninterest income:
Service charges on deposit accounts	35,476	23,631	13,454
Residential mortgage origination fees	764,130	664,454	398,577
Gain (loss) on sale of investment securities	37,637	(136,628)	-
Gain on sale of property and equipment	9,488	13,686	-
Other service fees and commissions	192,697	144,236	54,785
Bank owned life insurance	290,032	59,124	-
Other	25,407	18,614	8,385

Total noninterest income	1,354,867	787,117	475,201

Noninterest expense:
Salaries and employee benefits	6,977,931	4,483,848	2,309,422
Net occupancy	1,029,784	486,311	335,307
Furniture and equipment	484,146	297,637	264,918
Other operating	3,645,293	1,856,422	1,141,024

Total noninterest expense	12,137,154	7,124,218	4,050,671

Income before income taxes	688,304	2,362,806	59,931

Income tax expense	275,000	874,000	20,411

Net income	$413,304	$1,488,806	$39,520

Earnings per common share

Basic earnings per share	$0.10	$0.45	$0.02

Diluted earnings per share	$0.10	$0.44	$0.02

Weighted average common shares outstanding

Basic	4,275,689	3,327,103	2,620,990

Diluted	4,275,689	3,372,505	2,635,446

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$724,957	$2,899,995
Federal funds sold	1,945,000	2,514,000

Total cash and cash equivalents	2,669,957	5,413,995

Securities available for sale	88,036,109	37,503,989
Nonmarketable equity securities	2,060,940	1,182,100

Total securities	90,097,049	38,686,089

Mortgage loans held for sale	1,426,800	2,557,434

Loans receivable	391,349,869	273,210,128
Less allowance for loan losses	4,158,324	3,467,000

Loans, net	387,191,545	269,743,128

Premises, furniture and equipment, net	17,759,388	8,784,902
Accrued interest receivable	3,164,124	1,920,279
Bank owned life insurance	7,849,156	7,559,124
Other assets	2,111,572	1,907,133

Total assets	$512,269,591	$336,572,084

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$10,191,152	$9,461,150
Interest-bearing transaction accounts	8,460,166	5,956,213
Savings and money market	199,833,835	138,834,651
Time deposits $100,000 and over	29,876,086	7,814,307
Other time deposits	139,808,202	97,066,376

Total deposits	388,169,441	259,132,697

Securities sold under agreements to repurchase	41,040,000	10,000,000
Junior subordinated debentures	8,248,000	8,248,000
Advances from Federal Home Loan Bank	29,000,000	16,000,000
Accrued interest payable	1,341,161	971,432
Other liabilities	1,088,319	399,501

Total liabilities	468,886,921	294,751,630

Commitments and contingencies	-	-

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued.	-	-
Common stock, $.01 par value, 10,000,000 shares authorized;
4,277,176 and 4,272,385 shares issued and outstanding
at December 31, 2007 and December 31, 2006,
respectively	42,772	42,724
Capital surplus	42,788,666	42,045,551
Retained earnings (deficit)	49,164	(364,140)
Accumulated other comprehensive income	502,068	96,319

Total shareholders' equity	43,382,670	41,820,454

Total liabilities and shareholders' equity	$512,269,591	$336,572,084

Tidelands Bancshares, Inc. and Subsidiary

Per Share Data:	Year Ended
	December 31,
	2007	2006
Net income, basic	$0.10	$0.45
Net income, diluted	$0.10	$0.44
Book value	$10.14	$9.79
Weighted average number of shares outstanding:
Basic	4,275,689	3,327,103
Diluted	4,275,689	3,372,505

Performance Ratios:
Return on average assets	0.10%	0.52%
Return on average equity	0.98%	5.38%
Net interest margin	3.07%	3.63%
Efficiency ratio (1)	87.63%	66.53%

Asset Quality Ratios:	At December 31,
	2007	2006
Nonperforming assets, past due and restructured
loans to total loans (2)	0.58%	0.72%
Nonperforming assets, past due and restructured to
total assets	0.44%	0.58%
Net charged-offs year to date to average total
loans (2)	0.10%	0.00%
Allowance for loan losses to nonperforming, past	184.51%	176.44%
due and restructured loans
Allowance for loan losses to total loans (2)	1.06%	1.27%

Capital Ratios:	At December 31,
	2007	2006
Tangible eqauity to Tangible assets	8.47%	12.43%
Leverage ratio	10.07%	14.03%
Tier 1 risk-based capital ratio	11.97%	16.86%
Total risk-based capital ratio	12.97%	18.06%

Growth Ratios and Other Data(3):
Percentage change in assets	52.20%	63.06%
Percentage change in loans (2)	43.24%	52.07%
Percentage change in deposits	49.80%	48.37%
Percentage change in equity	3.74%	81.08%
Loans to deposit ratio (2)	100.82%	105.43%

_________________
1 – Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
2 – Includes nonperforming loans, if any.
3 – Growth from the previous year end amount.